EXHIBIT 1.2

                                                                  EXECUTION COPY
                                                                  --------------


[RBC CAPITAL MARKETS LOGO]                       RBC Capital Markets Corporation
                                                   One Liberty Plaza - 2nd Floor
                                                                    165 Broadway
                                                        New York, NY  10006-1404
                                                      Telephone:  (212) 858-7000
--------------------------------------------------------------------------------


TO                 :   WINTRUST FINANCIAL CORPORATION ("PARTY B")
                       727 NORTH BANK LANE
                       LAKE FOREST, IL  60045

ATTN               :   DAVID A. DYKSTRA, SR. EXECUTIVE V.P. & COO

FAX                :   (847) 615-4034

TEL                :   (847) 615-4096

FROM               :   RBC CAPITAL MARKETS CORPORATION
                       AS AGENT FOR
                       ROYAL BANK OF CANADA ("PARTY A")

FAX                :   (212) 428-3053

RBCCM REF          :   NY - 5189

RE                 :   CONFIRMATION OF FORWARD STOCK SALE ON THE COMMON
                       STOCK OF WINTRUST FINANCIAL CORPORATION

                        DISCLOSURE OF AGENCY RELATIONSHIP
                        ---------------------------------

Royal Bank of Canada ("RBC" or the "Bank") has appointed as its agent, its indirect wholly-owned subsidiary, RBC Capital Markets Corporation ("RBCCM"), for purposes of conducting on the Bank's behalf, a business in privately negotiated transactions in options and other derivatives. You hereby are advised that RBC, the principal and stated counterparty in such transactions, duly has authorized RBCCM to market, structure, negotiate, document, price, execute and hedge transactions in over-the-counter derivative products. RBCCM has full, complete and unconditional authority to undertake such activities on behalf of RBC. RBCCM acts solely as agent and has no obligation, by way of issuance, endorsement, guarantee or otherwise with respect to the performance of either party under this transaction. This transaction is not insured or guaranteed by RBCCM.

                                  CONFIRMATION

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the transaction entered into between us on the Trade Date specified below (the "Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the Master Agreement specified below.

1. The definitions and provisions contained in the 2000 ISDA Definitions (the "Swap Definitions") as published by the International Swaps and Derivatives Association, Inc.

("ISDA") and in the 2002 ISDA Equity Derivatives Definitions (the "Equity Definitions" and, together with the Swap Definitions, the "Definitions"), as published by ISDA, are incorporated into this Confirmation. In the event of any inconsistency between either set of definitions and provisions and this Confirmation, this Confirmation will govern.

This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the "Agreement") as if Party A and Party B had executed an agreement in such form with a Schedule thereto with the elections and variables set forth in Parts 4 and 5 of this Confirmation. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

Party A and Party B each represents to the other that it has entered into the Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:
--------------

        Trade Date:        December 14, 2004

        Effective Date:    December 17, 2004

        Base Amount:       Initially, 1,200,000 Shares, subject to increase
                           pursuant to the Overallotment Option. On each Settlement Date, the Base Amount shall be reduced by the number of Settlement Shares for such Settlement
                           Date.

        Overallotment      If the underwriters exercise their Overallotment
        Option:            Option granted to them in Section 3(e) of the
                           Underwriting Agreement (as defined below), the Base
                           Amount will be increased by 180,000 Shares or a smaller number, pro rata with the amount of the Overallotment Option exercised.

        Maturity Date:     December 17, 2005 (or, if such date is not a
                           Scheduled Trading Day, the next following Scheduled
                           Trading Day); provided that if the Maturity Date is a Disrupted Day, then the Maturity Date shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day.

        Initial Forward    USD55.93 per Share, (an amount which is equal to the
        Price:             public offering price less the underwriting
                           discount).

        Forward Price:     On the Effective Date, the Initial Forward Price,
                           and, on any other day, the Forward Price as of the immediately preceding calendar day multiplied by the sum of (i) 1 plus (ii) the Daily Rate for such day;
                           provided that on each Forward Price Reduction Date, the Forward Price in effect on such date shall be the Forward Price otherwise in effect on such date minus the Forward Price Reduction Amount for such Forward
                           Price Reduction Date.

        Daily Rate:        For any day, (i)(A) USD-Federal Funds Rate for such
                           day minus (B) the Spread divided by (ii) 360.

        USD-Federal        For any calendar day from and including the Effective
        Funds Rate:        Date through to and including the Maturity Date, the
                           rate set forth for such day opposite the caption
                           "Federal funds", as such rate is displayed on the page "FedsOpen [Index] [GO]" on the BLOOMBERG
                           Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

        Spread:            0.75%.

        Forward Price      February 1, 2005 and August 1, 2005.
        Reduction Date(s):

        Forward Price      For each Forward Price Reduction Date, the Forward
        Reduction Amount:  Price Reduction Amount set forth opposite such date on Schedule I.

        Shares: Common Stock, no par value per share, of Wintrust Financial Corporation (the "Issuer") (Exchange identifier: "WTFC").

        Exchange:          NASDAQ National Market.

        Related            All Exchanges.
        Exchange(s):

        Clearance System:  DTC.

        Calculation Agent: RBCCM, which is an affiliate of RBC shall be the
                           Calculation Agent, or any successor calculation agent thereto appointed by RBCCM. All determinations and calculations of the Calculation Agent shall be binding on the parties hereto in the absence of material manifest error.

Settlement Terms:
-----------------

        Settlement Date:   Any Scheduled Trading Day following the Effective
                           Date and up to and including the Maturity Date, as designated by Party B in a written notice (a
                           "Settlement Notice") delivered to Party A at least
                           (i) ten Scheduled Trading Days prior to such Settlement Date (Party A shall use reasonable efforts to accommodate a shorter Settlement Period), which may be the Maturity Date, if Physical Settlement applies, and (ii) 15 Scheduled Trading Days prior to such Settlement Date, which may be the Maturity Date, if Cash Settlement or Net Stock Settlement applies
                           (the period from the giving of any such notice to the Settlement Date being the "Cash/Net Stock Notice
                           Period"); provided that the Maturity Date shall be a Settlement Date if on such date the Base Amount is greater than zero.

        Settlement Shares: With respect to any Settlement Date, a number of
                           Shares, not to exceed the Base Amount, designated as such by Party B in the related Settlement Notice; provided that (i) Party B must designate as the Settlement Shares for each Settlement Date other than the Maturity Date a number of Shares equal to at least the lesser of (x) 100,000 and (y) the Base Amount on such date, and (ii) on the Maturity Date the number of Settlement Shares shall be equal to the Base Amount on such date.

        Settlement:        Physical Settlement, Cash Settlement or Net Stock
                           Settlement, at the election of Party B as set forth in the Settlement Notice; provided that Physical
                           Settlement shall apply (i) if no settlement method is selected, (ii) a Suspension Period exists during the Cash/Net Stock Notice Period, but only to the extent that Party A has been unable as a result thereof to purchase Shares in an amount equal to the Settlement
                           Shares prior to the Settlement Date and has provided notice to such effect to Party B, or (iii) a Stock
                           Borrow Event or any of the events specified in paragraphs (b), (c) or (f) under "Acceleration
                           Events" in this Confirmation has occurred.

        Physical           On any Settlement Date in respect of which Party B
        Settlement:        has elected, or is deemed to have elected in whole or
                           in part, Physical Settlement, Party B shall deliver to Party A a number of Shares equal to the Settlement
                           Shares for which Physical Settlement applies on such Settlement Date, and Party A shall deliver to Party
                           B, by wire transfer of immediately available funds to an account designated by Party B, an amount in cash equal to the Physical Settlement Amount for such Settlement Date, on a delivery versus payment basis.

        Physical           For any Settlement Date in respect of which Party B
        Settlement         has elected, or is deemed to have elected, Physical
        Amount:            Settlement, an amount in cash equal to the product of
                           (i) the Forward Price on such Settlement Date, as the case may be, and (ii) the number of Settlement Shares for which Physical Settlement applies on such Settlement Date.

        Cash Settlement:   On any Settlement Date in respect of which Party B
                           has elected Cash Settlement, if the Cash Settlement
                           Amount is a positive number, Party A will pay the Cash Settlement Amount to Party B. If the Cash
                           Settlement Amount is a negative number, Party B will pay the absolute value of the Cash Settlement Amount to Party A. Such amounts shall be paid on the Settlement Date.

        Cash Settlement    An amount determined by the Calculation Agent equal
        Amount:            to: (i)(A) the Forward Price on such Settlement Date,
                           as the case may be, minus (B) the average price of the Shares purchased by Party A in order to close-out its trading activities pursuant to the Transaction
                           (the "Close-out Shares"), plus $0.02, multiplied by
                           (ii) the Settlement Shares for which Cash Settlement or Net Stock Settlement applies on such Settlement
                           Date.

        Net Stock          On any Settlement Date in respect of which Party B
        Settlement:        has elected Net Stock Settlement, if the Cash
                           Settlement Amount is a (i) positive number, Party A shall deliver a number of Shares to Party B equal to the Net Stock Settlement Shares, and (ii) negative number, Party B shall deliver a number of Shares to Party A equal to the Net Stock Settlement Shares.

        Net Stock          With respect to a Settlement Date, the absolute value
        Settlement Shares: of the Cash Settlement Amount divided by the fair market value per share of the Shares as determined by the Calculation Agent, with the number of Shares rounded up in the event such calculation results in a fractional number.

        Settlement         USD.
        Currency:

        Failure to         Applicable.
        Deliver:

Suspension of Cash or
Net Stock Settlement:
---------------------

        Suspension Period: Any day on which Party A determines based on the advice of counsel that Cash or Net Stock Settlement may violate Rules 10b-5 or 10b-18 of the Securities Exchange Act of 1934 (the "Exchange Act"), any applicable securities laws hereinafter enacted or a change in the interpretation of any existing applicable securities laws. Party A shall notify Party B if it receives such advice from its counsel. Notwithstanding any provision in this Agreement to the contrary, Physical Settlement shall apply if a Suspension Period exists during the Cash/Net Stock Notice Period, but only to the extent that Party A has been unable as a result thereof to purchase Shares in an amount equal to the Settlement Shares prior to the Settlement Date and has provided notice to such effect to Party B.

Adjustments:
------------

        Method of          Calculation Agent Adjustment. Notwithstanding
        Adjustment:        anything in the Equity Definitions to the contrary,
                           the Calculation Agent may make an adjustment pursuant to Calculation Agent Adjustment to any one or more of the Base Amount, the Forward Price and any other variable relevant to the settlement or payment terms of the Transaction.

        Additional         If, in Party A's sole judgment, the actual cost to
        Adjustment:        Party A, over any one month period, of borrowing a
                           number of Shares equal to the Base Amount to hedge its exposure to the Transaction exceeds a weighted average rate equal to 75 basis points per annum, the Calculation Agent shall reduce the Forward Price in order to compensate Party A for the amount by which such cost exceeded a weighted average rate equal to 75 basis points per annum during such period. The
                           Calculation Agent shall notify Party B prior to making any such adjustment to the Forward Price and, upon the request of Party B, Party A shall provide an itemized list of its stock loan costs for the applicable one month period.

Extraordinary Events:
---------------------

         (a)      Consequences of Merger Events:

         Share-for-Share:           Cancellation and Payment.
         Share-for-Other:           Cancellation and Payment.

         Share-for-Combined:        Cancellation and Payment.

         (b)      Nationalization,
                  Insolvency
                  or Delisting:     Cancellation and Payment.


         Delisting:        The definition of "Delisting" in Section 12.6 of the
                           Equity Definitions shall be deleted in its entirety and replaced with the following: "Delisting" means that the Exchange announces that pursuant to the rules of such Exchange, the Shares cease (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event or Tender Offer) and are not immediately re-listed, re-traded or re-quoted on the New York Stock
                           Exchange, the American Stock Exchange or the NASDAQ
                           NMS.


        (c)      Tender Offer:              Applicable.

        Consequences of Tender Offer:

                 Share-for-Share:   Cancellation and Payment.

                 Share-for-Other:   Cancellation and Payment.

                 Share-for-
                 Combined:          Cancellation and Payment.


                 New Shares:        The definition of "New Shares" in Section
                                    12.1 of the Equity Definitions shall be
                                    amended by deleting subsection (i) in its entirety and replacing it with the following: "(i) publicly quoted, traded or listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ NMS and".

Party A shall be the determining party in connection with all Extraordinary Events.

As provided hereinafter under "Acceleration Events," upon the occurrence of the events specified in (d) and (e) thereof, Party B shall elect whether payment of the Cancellation Amount is to be effected by Physical Settlement, Net Share Settlement or Cash Settlement, provided that if Party B fails to do so, Physical Settlement shall apply.

Additional Provisions:
----------------------

If a Merger Date or Tender Offer Date is scheduled to be after the Settlement Date, the Calculation Agent will determine the economic effect on the theoretical value of the Transaction of the announcement of a potential Merger Event or Tender Offer Event (including without limitation any change in stock loan rate or liquidity relevant to the Shares or to the Transaction) from the Announcement Date to the Settlement Date. If such economic effect is material, the Calculation Agent will adjust the terms of the Transaction to reflect such economic effect.

Account Details:
----------------

           Payments to Party A:     To be advised under separate cover or
                                    telephone confirmed prior to each Payment
                                    Date.

           Payments to Party B:     To be advised under separate cover or
                                    telephone confirmed prior to each Payment
                                    Date.

           Delivery of Shares to
           Party A:                 To be advised.

3. Other Provisions:

Conditions to Effectiveness:
----------------------------

The effectiveness of this Confirmation on the Effective Date shall be subject to
(i) the condition that the representations and warranties of Party B contained in the Underwriting Agreement, dated the date hereof (the "Underwriting Agreement"), among Party B, Party A and RBCCM, as agent to Party A and as representative of the several underwriters named therein, and any certificate delivered pursuant thereto by Party B be true and correct on the Effective Date as if made as of the Effective Date, (ii) the condition that Party B have performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Effective Date, (iii) the satisfaction of all of the conditions set forth in Section 7 of the Underwriting Agreement and (iv) the condition that the following has not occurred: Party A is unable to borrow and deliver for sale a number of Shares equal to the Base Amount or, in Party A's sole judgment, either it is impracticable to do so or Party A would incur a stock loan cost of more than a rate equal to 75 basis points per annum to do so (in which event this Confirmation shall be effective but the Base Amount for the Transaction shall be reduced to the number of Shares Party A is required to deliver in accordance with Section 3 of the Underwriting Agreement).

Additional Representations, Warranties and Agreements of Party B: Party B hereby represents and warrants to, and agrees with, Party A as of the date hereof that:

         (a) Any Shares, when issued and delivered in accordance with the terms of the Transaction, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive or similar rights.

         (b) Party B has reserved and will keep available, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of the Transaction as herein provided, the full number of Shares as shall then be issuable upon Physical Settlement of the Transaction. All Shares so issuable shall, upon such issuance, be accepted for listing on the Exchange.

         (c) Party B is not insolvent, nor will Party B be rendered insolvent as a result of the Transaction.

         (d) After giving notice of its intent to elect Cash Settlement or Net Stock Settlement, neither Party B nor any of its affiliates shall take any action that would cause any purchases of Shares in connection with any such Cash Settlement or Net Stock Settlement of the Transaction not to comply with Rule 10b-18 under the Exchange Act.

         (e) Party B is an "eligible contract participant" (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended).

         (f) Party B agrees not to repurchase any Shares if, immediately following such repurchase, the Base Amount would be equal to or greater than 8% of the number of then-outstanding Shares.

         (g) Party B agrees to provide Party A at least 30 days' written notice (an "Issuer Repurchase Notice") prior to executing any repurchase of Shares by Party B or any of its subsidiaries, whether out of profits or capital or whether the consideration for such repurchase is cash, securities or otherwise (an "Issuer Repurchase"), that alone or in the aggregate would result in the Base Amount Percentage (as defined below) being
                  (i) equal to or greater than 7% of the outstanding Shares and
                  (ii) greater by 0.5% or more than the Base Amount Percentage at the time of the immediately preceding Issuer Repurchase Notice (or in the case of the first such Issuer Repurchase Notice, greater than the Base Amount Percentage as of the date hereof). The "Base Amount Percentage" as of any day is the fraction (1) the numerator of which is the Base Amount and (2) the denominator of which is the number of Shares outstanding on such day.

         (h) No filing with, or approval, authorization, consent, license registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Party B of this Confirmation and the consummation of the Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (i) such as have been obtained under the Securities Act, and (ii) as may be required to be obtained under state securities laws.

         (i) In addition to any other requirements set forth herein, Party B agrees not to elect Cash Settlement or Net Stock Settlement if such settlement would result in a violation of the U.S. federal securities laws or any other federal or state law or regulation applicable to Party B.

         (j) Party B is not entering into the Transaction on behalf of or for the accounts of any other person or entity, and will not transfer or assign its obligations under the Transaction or any portion of such obligations to any other person or entity except in compliance with applicable laws and the terms of the Transaction.

         (k) Party B represents that any Registration Statement (as defined below), for purposes of facilitating Party A's hedging of the Transaction, at the time the same becomes effective, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Party B represents that any prospectus delivered to Party A in connection with sales made under the Registration Statement (as such prospectus may be supplemented from time to time) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (l) Neither Party A nor any of its affiliates has advised Party B with respect to any legal, regulatory, tax, accounting or economic consequences arising from the Transaction, and neither Party A nor any of its affiliates is acting as agent (other than RBCCM as dual agent if specified above), or advisor for Party B in connection with the Transaction.

         (m) Each of Party B's required filings under all applicable securities laws have been filed and that, as of the respective dates thereof, such filings did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         (n) Party B is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares), to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares).

         (o) Party B has not entered into any obligation that would contractually limit it from effecting Physical Settlement, Net Share Settlement or Cash Settlement under the Transaction and it agrees not to enter into any such obligation during the term of the Transaction.

Additional Provisions:
----------------------

         (a) A registration statement ("Registration Statement"), which may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), covering public resale of at least the number of Shares to be purchased by Party A shall have been filed with, and declared effective by, the Securities and Exchange Commission no later than one Scheduled Trading Day prior to the Trade Date and such Registration Statement shall continue to be in effect at all times to and including the date that Party A or its affiliate(s) has fully and completely established its hedge.

         (b) The contents of such Registration Statement and of any prospectus supplement to the prospectus included therein (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Party A.

         (c) Party A shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Party B customary in scope for transactions pursuant to which Party A acts as an underwriter of equity securities and the results of such investigation are satisfactory to Party A, in its discretion, and

         (d) As of the Trade Date, the Underwriting Agreement shall have been entered into with Party A in connection with the public resale by Party A of the Shares comprising Party A's hedge.

Compliance with Securities Laws:
--------------------------------

Party A represents and warrants as follows:
-------------------------------------------

         (a) in connection with bids and purchases of Shares in connection with the Transaction, Party A shall comply, or cause compliance, with the timing and volume provisions of Rule 10b-18(b)(2) and (4) under the Exchange Act as if such provisions were applicable to such bids and purchases;

         (b) in connection with bids and purchases of Shares in connection with the Transaction, Party A shall use its best efforts to comply, or cause compliance, with the price provisions of Rule 10b-18(b)(3) under the Exchange Act; provided, however, that Party A shall not be obligated to comply with clauses (a) and
                  (b) above in the event and only to the extent that Party A is required to purchase any Shares as a result of an Acceleration Event (as hereinafter defined).

Covenant of Party B:
--------------------

The parties acknowledge and agree that any Shares delivered by Party B to Party A on any Settlement Date and returned by Party A to securities lenders from whom Party A borrowed Shares in connection with hedging its exposure to the Transaction will be freely saleable without further registration or other restrictions under the Securities Act in the hands of those securities lenders. Accordingly, Party B agrees that the Settlement Shares that it delivers to Party A on each Settlement Date will not bear a restrictive legend and that such Settlement Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

Covenant of Party A:
--------------------

Unless the provisions set forth below under "Private Placement Procedures" shall be applicable, Party A shall use any Shares delivered by Party B to Party A on any Settlement Date to return to securities lenders to close out open stock loans, if any, with respect to Shares.

Acceleration Events: An Acceleration Event shall occur if:
----------------------------------------------------------

         (a) Stock Borrow Event. Notwithstanding any other provision hereof, if, in the judgment of the Calculation Agent, Party A is unable to hedge its exposure to the Transaction because (i) of the lack of sufficient Shares being made available for Share borrowing by lenders or (ii) it is otherwise commercially impracticable or economically unfeasible, including, without limitation, in connection with Merger Events, Tender Offers, partial tender offers or similar transactions (each of (i) and (ii), a "Stock Borrow Event"), then Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date on at least two Scheduled Trading Days' notice, and to select the number of Settlement Shares for such Settlement Date; provided that the number of Settlement Shares for any Settlement Date so designated by Party A shall not exceed the number of Shares as to which such inability exists, and provided further that Physical Settlement shall apply at the Forward Price.

         (b) Stock Price. Notwithstanding any other provision hereof, if the closing sale price per Share on the Exchange for the regular trading session on any Exchange Business Day occurring after the Trade Date is less than or equal to $30.00, Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date on at least three Scheduled Trading Days' notice, and to select the number of Settlement Shares for such Settlement Date. Upon the designation of such Settlement Date, Physical Settlement shall apply.

         (c) Dividends and Other Distributions. Notwithstanding anything to the contrary herein contained, in the Agreement or in the Definitions, if on any day after the Trade Date, Party B declares a distribution, issue or dividend to existing holders of the Shares of (i) an extraordinary cash dividend (which shall include any cash dividend other than regular semi-annual cash dividends of $0.12 or less in 2005 per Share payable in February 2005 and August 2005), (ii) a regular semi-annual dividend in an amount greater than $0.12 in 2005 per Share per semi-annual period or (iii) any other type of securities (other than Shares, which may constitute a Potential Adjustment Event), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price as determined by Party A, then Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date for the entire Transaction on at least one Scheduled Trading Day's notice. Upon the designation of such Settlement Date, Physical Settlement shall apply.

         (d) Board Approval of Merger. Notwithstanding any other provision hereof, if on any day occurring after the Trade Date the board of directors of Party B votes to approve any action that, if consummated, would constitute a Merger Event (as defined in the Equity Definitions), then Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date for the entire Transaction on at least three Scheduled Trading Days' notice. Party B shall notify Party A of any such vote within one Scheduled Trading Day and upon the designation of such Settlement Date, Party B shall promptly notify Party A of the settlement method, provided that if Party B fails to do so, Physical Settlement shall apply.

         (e) Agreement Early Termination Date. Notwithstanding anything to the contrary herein, in the Agreement or in the Definitions, if either Party A or Party B has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement, such party shall have the right to designate any Scheduled Trading

                  Day to be a Settlement Date for the entire Transaction on at least three Scheduled Trading Days' notice. Upon the designation of such Settlement Date, Party B shall promptly notify Party A of the settlement method, provided that if Party B fails to do so, Physical Settlement shall apply.


         (f) Other Events. Notwithstanding anything to the contrary herein, in the Agreement or in the Definitions, if a Nationalization, Insolvency, Insolvency Filing, Delisting or Change in Law occurs, Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date for the entire Transaction on at least three Scheduled Trading Days' notice, and Party A shall be the Determining Party. Upon the designation of such Settlement Date, Physical Settlement shall apply.

Private Placement Procedures
----------------------------

If Party B is unable to comply with the provisions of "Covenant of Party B" above because of a change in law, or Party A otherwise determines that in its reasonable opinion any Shares to be delivered to Party A by Party B pursuant to Physical Settlement or Net Share Settlement may not be freely returned by Party A to securities lenders as described under "Covenant of Party B" above, then delivery of any such Shares (the "Restricted Shares") shall be effected pursuant to this provision, unless waived by Party A.

If Party B delivers the Restricted Shares pursuant to this provision (a "Private Placement Settlement"), then delivery of Restricted Shares by Party B shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Party A; provided that Party B may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Party B to Party A (or any affiliate designated by Party A) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Party A (or any such affiliate of Party A). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Party A, due diligence rights (for Party A or any designated buyer of the Restricted Shares by Party A), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Party A. In the case of a Private Placement Settlement, Party A shall, in its sole discretion, adjust the amount of Restricted Shares to be delivered to Party A hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Party A and may only be saleable by Party A at a discount to reflect the lack of liquidity in Restricted Shares. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Scheduled Trading Day following notice by Party A to Party B of the number of Restricted Shares to be delivered pursuant to this provision. For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Settlement Date that would otherwise be applicable.

Transfer and Assignment:
------------------------

Neither the Transaction, any interest or obligation in or under the Transaction may be transferred or assigned (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that a party may make such a transfer of the Transaction pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all of its assets to, another entity. Any purported transfer or assignment that is not in compliance with this paragraph shall be void.

Matters relating to Agent:
--------------------------

         (a) As a broker-dealer registered with the U.S. Securities and Exchange Commission, RBCCM, in its capacity as agent (the "Agent"), will be responsible for (i) effecting the Transaction, (ii) issuing all required confirmations and statements to Party A and Party B and (iii) maintaining books and records relating to the Transaction.

         (b) RBCCM shall act as "agent" for Party A and Party B within the meaning of Rule 15a-6 under the Exchange Act in connection with the Transaction.

         (c) The Agent, in its capacity as such, shall have no responsibility or liability (including, without limitation, by way of guarantee, endorsement or otherwise) to Party A or Party B or otherwise in respect of the Transaction, including, without limitation, in respect of the failure of Party A or Party B to pay or perform under this Confirmation, except for its gross negligence or willful misconduct in performing its duties as Agent hereunder.

         (d) Each of Party A and Party B agree to proceed solely against the other to collect or recover any securities or monies owing to Party A or Party B, as the case may be, in connection with or as a result of the Transaction.

         (e) The Agent will be Party A's agent for service of process for the purpose of Section 13(c) of the Agreement.

Maximum Share Delivery:
-----------------------

Notwithstanding any other provision of this Confirmation, in no event will Party B be required to deliver on any Settlement Date, whether pursuant to Physical Settlement, Net Stock Settlement, Cash Settlement or any Private Placement Settlement, more than 2,600,000 Shares to Party A.

Limit on Beneficial Ownership:
------------------------------

Notwithstanding any other provisions hereof, Party A shall not be entitled to receive Shares hereunder (whether in connection with the purchase of Shares on any Settlement Date or otherwise) to the extent (but only to the extent) that such receipt would result in RBC directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 9.5% of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result RBC directly or indirectly so beneficially owning in excess of 9.5% of the outstanding Shares. If any delivery owed to Party A hereunder is not made, in whole or in part, as a result of this provision, Party B's obligation to make such delivery shall not be extinguished and Party B shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Party A gives notice to Party B that such delivery would not result in RBC directly or indirectly so beneficially owning in excess of 9.5% of the outstanding Shares.

Miscellaneous:
--------------

          Non-Reliance:                                        Applicable

          Additional Acknowledgements:                         Applicable

4. Agreement is further supplemented by the following provisions:

Share Settlement upon Certain Events:
-------------------------------------

Notwithstanding anything to the contrary herein, in the Agreement or in the Definitions, if at any time (i) an Early Termination Date occurs and Party B would be required to make a payment pursuant to Sections 6(d) and 6(e) of the Agreement, or (ii) a Merger Event occurs and Party B would be required to make a payment pursuant to Sections 12.2 and 12.7 of the Equity Definitions, then in lieu of any such payment, Party B at its election, may deliver to Party A, at the time such payment would have been due and in the manner provided under "Physical Settlement" in the Equity Definitions, a number of Shares (or, in the case of a Merger Event, common equity securities of the surviving entity) equal to the quotient obtained by dividing (A) the amount that would have been so payable by (B) the fair market value per Share (or per unit of such common equity security) of the Shares (or units) so delivered at the time of such delivery, as determined by the Calculation Agent (which fair market value shall take into account whether the Shares so delivered are freely tradeable). Upon Party B's election to deliver Shares, the Transaction will not be considered for purposes of determining any Early Termination Amount under Section 6(e) of the Agreement.

Agreement Regarding Set-off:
----------------------------

Notwithstanding Section 6(f) or any other provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Party B hereunder are not secured by any collateral. Obligations under the Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of set off. The last sentence of the first paragraph of Section 6(e) of the Agreement shall not apply with respect to the Transaction to the extent that any of the events described in Section 5(a)(vii) of the Agreement occurs with respect to Party B.

Bankruptcy Rights:
------------------

In the event of Party B's bankruptcy, Party A acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders; provided, however, that nothing herein shall limit or shall be deemed to limit Party A's right to pursue remedies in the event of a breach by Party B of its obligations and agreements with respect to this Confirmation and the Agreement; and provided further, that nothing herein shall limit or be deemed to limit Party A's rights in respect of any transaction other than the Transaction. For the avoidance of doubt, the parties acknowledge and agree that Party A's rights with respect to any other claim arising from the Transaction prior to Party B's bankruptcy shall remain in full force and effect and shall not be otherwise abridged or modified in connection herewith.

Account Information:
--------------------

        Account Details for Party A:        Chase Manhattan Bank, New York
                                            ABA 021-000-021
                                            A/C# 920-1-033363
                                            Ref:  US Transit 1267 A/C 204-1499
                                            RBCCM REF: NY-DRAFT

        Account Details for Party B:        Lake Forest Bank & Trust
                                            Lake Forest, Illinois
                                            ABA No. 0719-25334
                                            Acct. No. 180130
                                            Ref:  Wintrust Financial Corporation

Party A address, telephone and facsimile number for purposes of giving notice:
------------------------------------------------------------------------------

Any notice or other communication required or permitted to be given to Party A (for matters other than operational matters) with respect to this Confirmation shall be delivered in person or given by facsimile transmission to Party A at the following address:

                 RBC Capital Markets Corporation
                 Attention:  Director, Independent Middle Office
                 One Liberty Plaza - 2nd Floor
                 165 Broadway
                 New York, New York  10006-1404 U.S.A.
                 Facsimile No.: (212) 428-3053

Any notice or other communication concerning operational matters should be sent by facsimile to RBC Capital Markets Corporation, at: Attention: Michael Borenstein; Phone: (212) 858-7270; Fax: (212) 858-7033.

Any notice or other communication required or permitted to be given Party B with respect to this Confirmation shall be delivered in person or given by facsimile transmission to Party B at the following address:

                 Wintrust Financial Corporation
                 Attention: David A. Dykstra, Sr. Executive V.P. & COO 727 North Bank Lane
                 Lake Forest, Illinois 60045 U.S.A.
                 Facsimile No.: (847) 615-4091

WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS CONFIRMATION OR ANY CREDIT SUPPORT DOCUMENT. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications in this Section.

5.  ISDA Master Agreement

With respect to the Agreement, Party A and Party B each agree as follows:

SPECIFIED ENTITIES:

(a)      in relation to Party A, for the purposes of:

         Section 5(a)(v):   None
         Section 5(a)(vi):  None
         Section 5(a)(vii): None
         Section 5(b)(iv):  None

and (b) in relation to Party B, for the purposes of:

         Section 5(a)(v):   any Affiliate of Party B
         Section 5(a)(vi):  any Affiliate of Party B
         Section 5(a)(vii): any Affiliate of Party B
         Section 5(b)(iv):  any Affiliate of Party B

"SPECIFIED TRANSACTION" will have the meaning specified in Section 14 of the Agreement.

The "CROSS DEFAULT" provisions of Section 5(a)(vi) of the Agreement will apply to Party A and to Party B.

"SPECIFIED INDEBTEDNESS" will have the meaning specified in Section 14 of the Agreement. If such provisions apply:- The "." at the end of the definition of "Specified Indebtedness" in Section 14 of this Agreement shall be deleted and replaced by the following: ", except that such term shall not include obligations in respect of deposits received in the ordinary course of either party's banking business, if any."

"THRESHOLD AMOUNT" with respect to Party A means USD 50,000,000 (or the U.S. dollar equivalent in any other currency or currencies) and with respect to Party B means USD 10,000,000.

The "CREDIT EVENT UPON MERGER" provisions of Section 5(b)(v) of the Agreement will apply to Party A and to Party B.

The "AUTOMATIC EARLY TERMINATION" provision of Section 6(a) of the Agreement will not apply to Party A and to Party B.

"TERMINATION CURRENCY" means USD.

ADDITIONAL TERMINATION EVENT. The following shall constitute an Additional Termination Event: None

TAX REPRESENTATIONS:

         (a) For the purpose of Section 3(e) of the Agreement, each party represents to the other party that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(d), 6(d)(ii), or 6(e) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, each party may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

         (II) For the purpose of Section 3(f) of the Agreement, each party makes the following representations to the other party:

                  (i) Party A represents that (i) it a bank organized under the laws of Canada and (ii) it is a foreign corporation for U.S. federal tax purposes.

                           In respect of a Transaction the income from which is attributable to its New York office, each payment received or to be received by it in connection with this Agreement will be effectively connected with its conduct of a trade or business in the United States.

                  (ii) Party B represents that it is a corporation incorporated under the laws of Illinois and (ii) it is a U.S. person for U.S. federal tax purposes.

TAX FORMS: For the purpose of Sections 3(d), 4(a)(i) and (ii) of the Agreement, each party agrees to deliver the following documents:

Tax forms, documents or certificates to be delivered are:

Each party agrees to complete (accurately and in a manner reasonably satisfactory to the other party), execute, and deliver to the other party, United States Internal Revenue Service Form W-9 or W-8 BEN, or any successor of such form(s): (i) before the first payment date under this agreement; (ii) promptly upon reasonable demand by the other party; and (iii) promptly upon learning that any such form(s) previously provided by the other party has become obsolete or incorrect.

Other documents to be delivered:
--------------------------------

                                                                                                 COVERED BY
PARTY REQUIRED TO             DOCUMENT REQUIRED                                                  SECTION 3(d)
DELIVER DOCUMENT              BE DELIVERED                     WHEN REQUIRED                     REPRESENTATION
-----------------             -----------------                -------------                     --------------

Party A and Party B           Evidence of the authority and    Upon or before execution and      Yes
                              true signatures of each          delivery of this Confirmation
                              official or representative
                              signing this Confirmation

Party B                       Certified copy of the            Upon or before execution and      Yes
                              resolution of the Board of       delivery of this Confirmation
                              Directors or equivalent
                              document authorizing the
                              Transaction

                                       19

                                                                                                 COVERED BY
PARTY REQUIRED TO             DOCUMENT REQUIRED                                                  SECTION 3(d)
DELIVER DOCUMENT              BE DELIVERED                     WHEN REQUIRED                     REPRESENTATION
-----------------             -----------------                -------------                     --------------

Party A                       With respect to any payments     (1) Before the first payment      Yes
                              described in this Confirmation,  date under this Agreement (2)
                              U.S. Internal Revenue Service    before December 31 of each
                              Form W-8ECI (or any successor    third succeeding calendar year,
                              of such Form), completed         (3) promptly upon the earlier
                              accurately and in a manner       of reasonable demand by Party B
                              reasonably acceptable to         and learning that any such
                              party B                          Form is required, (4) prior to
                                                               the expiration or obsolescence
                                                               of any previously delivered Form,
                                                               and (5) promptly upon the
                                                               information on any such previously
                                                               delivered Form becoming inaccurate
                                                               or incorrect

Party B                       U.S. Internal Revenue Service    (1) Before the first payment      Yes
                              Form W-9 (or any successor       date under this Agreement
                              of such Form), completed         (2) promptly upon the earlier of
                              accurately and in a manner       reasonable demand by Party A
                              reasonably acceptable to         and learning that any such Form
                              Party A                          is required, (3) prior to the
                                                               expiration or obsolescence of any
                                                               previously delivered Form, and
                                                               (4) promptly upon the information
                                                               on any such previously delivered
                                                               Form becoming inaccurate or
                                                               incorrect

PROCESS AGENT: For the purpose of Section 13(c) of the Agreement, Party A appoints as its process agent:

         RBC Capital Markets Corporation
         Attention:  General Counsel, Law Department
         One Liberty Plaza - 2nd Floor
         165 Broadway
         New York, New York  10006-1404 U.S.A.
         Telephone No.:  212 858 7111

         Party B does not appoint a Process Agent.

MULTIBRANCH PARTY. For the purpose of Section 10(c) of the Agreement, neither Party A nor Party B is a Multibranch Party.

CREDIT SUPPORT DOCUMENT.

Party A:  None

Party B:  None

CREDIT SUPPORT PROVIDER.

With respect to Party A: Not Applicable, and with respect to Party B: Not Applicable.

GOVERNING LAW. This Confirmation will be governed by, and construed in accordance with, the laws of the State of New York.

NETTING OF PAYMENTS. The provisions of Section 2(c) of the Agreement shall not be applicable to the Transaction; provided, however, that with respect to this Agreement or any other ISDA Master Agreement between the parties, any Share delivery obligations on any day of Party B, on the one hand, and Party A, on the other hand, shall be netted. The resulting Share delivery obligation of a party upon such netting shall be rounded down to the nearest number of whole Common Shares, such that neither party shall be required to deliver any fractional Common Shares.

ACCURACY OF SPECIFIED INFORMATION. Section 3(d) of the Agreement is hereby amended by adding in the third line thereof after the word "respect" and before the period the words "or, in the case of audited or unaudited financial statements or balance sheets, a fair presentation of the financial condition of the relevant person."

BASIC REPRESENTATIONS. Section 3(a) of the Agreement is hereby amended by the deletion of "and" at the end of Section 3(a)(iv); the substitution of a semicolon for the period at the end of Section 3(a)(v) and the addition of Sections 3(a)(vi), as follows:

         ELIGIBLE CONTRACT PARTICIPANT; LINE OF BUSINESS. It is an "eligible contract participant" as defined in the Commodity Futures Modernization Act of 2000 and it has entered into this Confirmation and the Transaction in connection with its business or a line of business (including financial intermediation), or the financing of its business.

AMENDMENT OF SECTION 3(a)(iii). Section 3(a)(iii) of the Agreement is modified to read as follows:

         NO VIOLATION OR CONFLICT. Such execution, delivery and performance do not materially violate or conflict with any law known by it to be applicable to it, any provision of its constitutional documents, any order or judgment of any court or agency of government applicable to it or any of its assets or any material contractual restriction relating to Specified Indebtedness binding on or affecting it or any of its assets.

AMENDMENT OF SECTION 3(a)(iv). Section 3(a)(iv) of the Agreement is modified by inserting the following at the beginning thereof:

         "To such party's best knowledge,"

ADDITIONAL REPRESENTATIONS:

PARTY B REPRESENTATIONS. Party B (i) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into the Transaction; (ii) has consulted with its own legal, financial, accounting and tax advisors in connection with the Transaction; and
(iii) is entering into the Transaction for a bona fide business purpose to hedge an existing position.

Party B is not and has not been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to impair materially Party B's ability to perform its obligations hereunder.

Party B will by the next succeeding Business Day notify Party A upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default or a Potential Adjustment Event.

FDICIA REPRESENTATION. Each party represents that it is a "financial institution" for purposes of Section 402 of the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended (the "Statute"), and the regulations promulgated pursuant thereto because either (A) it is a broker or dealer, a depository institution or a futures commission merchant (as such terms are defined in the Statute) or (B) it will engage in financial contracts (as so defined) as a counterparty on both sides of one or more financial markets (as so defined) and either (I) had one or more financial contracts of a total gross dollar value of at least $1 billion in notional principal amount outstanding on any day during the previous 15-month period with counterparties that are not its affiliates or (II) had total gross mark-to-market positions of at least $100,000,000 (aggregated across counterparties) in one or more financial contracts on any day during the previous 15-month period with counterparties that are not its affiliates.

ACKNOWLEDGEMENTS:

(1) The parties acknowledge and agree that there are no other representations, agreements or other undertakings of the parties in relation to the Transaction, except as set forth in this Confirmation.

(2) The parties hereto intend for:

         (a)      the Transaction to be a "securities contract" as defined in
                  Section 741(7) of Title 11 of the United States Code (the "Bankruptcy Code"), qualifying for the protections under
                  Section 555 of the Bankruptcy Code;

         (b) a party's right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a "contractual right" as defined in Section 560 of the Bankruptcy Code;

         (c) any cash, securities or other property provided as performance assurance, credit, support or collateral with respect to the Transaction to constitute "margin payments" as defined in the Bankruptcy Code; and

         (d) all payments for, under or in connection with the Transaction, all payments for the Shares and the transfer of such Shares to constitute "settlement payments" as defined in the Bankruptcy Code.

AMENDMENT OF SECTION 6(d)(ii). Section 6(d)(ii) of the Agreement is modified by deleting the words "on the day" in the second line thereof and substituting therefor "on the day that is three Local Business Days after the day". Section 6(d)(ii) is further modified by deleting the words "two Local Business Days" in the fourth line thereof and substituting therefor "three Local Business Days."

CONSENT TO RECORDING. Each party consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their Affiliates in connection with this Confirmation.

SEVERABILITY. If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to this Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable. If any term, provision, covenant or condition of this Confirmation shall be held to be invalid or unenforceable in whole or in part for any reason and the deletion of such portion of this Confirmation would substantially impair the respective benefits or expectations of parties to this Agreement, Party A and Party B shall negotiate in good faith to make any changes to the Confirmation necessary to best preserve the validity and enforceability of this Confirmation and the economic terms of the Transaction to both parties to the fullest extent possible.

AFFECTED PARTIES. For purposes of Section 6(e) of the Agreement, each party shall be deemed to be an Affected Party in connection with Illegality and any Tax Event.

                            [signature page follows]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us or by sending to us a letter or telex substantially similar to this letter, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates agreement to those terms.

Sincerely yours,

ROYAL BANK OF CANADA
BY ITS AGENT
RBC CAPITAL MARKETS CORPORATION



By: /s/ Steven C. Milke                    By: /s/ Bruce Runciman
   ----------------------------------        ----------------------------------

Name:   Steven C. Milke                   Name:   Bruce Runciman

Title:  Managing Director                 Title:  Managing Director


Accepted and confirmed as of
the date first above written:


WINTRUST FINANCIAL CORPORATION


By: /s/ David A. Dykstra
   ----------------------------------
   Authorized Signatory
   Name:  David A. Dykstra
   Title: Sr. Executive V.P. & COO

                                   SCHEDULE I

                                                         FORWARD PRICE
                                                           REDUCTION
           DATE                                          AMOUNT IN USD

        Trade Date                                          $0.00
        February 1, 2005                                    $0.12
        August 1, 2005                                      $0.12
        Maturity Date                                       $0.00